Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

American Financial Realty Trust:

We consent to the incorporation by reference in the registration statements (Nos. 333-119602, 333-104000 and 333-118918) on Form S-3 and in the registration statement (No. 333-109754) on Form S-8 of American Financial Realty Trust of our reports dated March 9, 2005, with respect to the consolidated balance sheets of American Financial Realty Trust as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2004 and the period from September 10, 2002 (commencement of operations) to December 31, 2002 (Successor periods), and the related combined statement of operations, owners’ net investment and cash flows of American Financial Real Estate Group (Predecessor) for the period from January 1, 2002 to September 9, 2002 (Predecessor period), and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of American Financial Realty Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 9, 2005